Exhibit 5.1

OPINION AS TO LEGALITY OF SECURITIES BEING REGISTERED

August 3, 2018

Arlo Technologies, Inc.

350 East Plumeria Drive

San Jose, California 95134

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Arlo Technologies, Inc., a Delaware corporation (the “Company” or “you”), with the Securities and Exchange Commission on August 1, 2018, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 9,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) reserved for issuance under the Company’s 2018 Equity Incentive Plan (the “2018 Equity Plan”) and the Company’s 2018 Employee Stock Ownership Plan, as applicable (the “2018 ESPP” and, together with the 2018 Equity Plan, the “Plans”). I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

It is my opinion that the Shares, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the applicable Plan and pursuant to the agreements that accompany the applicable Plan, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, will be legally and validly issued, fully-paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement.

(Signature Page Follows)

Arlo Technologies, Inc.

August 3, 2018

Very truly yours,

/s/ Brian Busse
Brian Busse
Arlo Technologies, Inc.
General Counsel